UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.         )

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

AXESSTEL, INC.
(Name of Registrant as Specified in its Charter)

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AXESSTEL, INC.

6815 Flanders Dr., Suite 210

San Diego, CA 92121

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

November 5, 2004

Dear Stockholder:

The purpose of this letter is to inform you that stockholders representing 53.1% of our outstanding common stock on September 29, 2004, have approved our 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan was also approved by our Board of Directors on September 29, 2004. Such approval will be effective 20 calendar days after the date this letter and the accompanying Information Statement are mailed to our stockholders. Under Nevada law, our Bylaws and the rules of the American Stock Exchange, this consent will satisfy the stockholder approval requirement for the approval of the 2004 Equity Incentive Plan.

We are not asking for your proxy, and you are not requested to send one.

The accompanying Information Statement is for informational purposes only. It summarizes the provisions of the 2004 Equity Incentive Plan and contains other disclosures required by law in connection with stockholder approval of the 2004 Equity Incentive Plan. Please read the accompanying Information Statement carefully.

By Order of the Board of Directors

Mike H.P. Kwon
Chairman of the Board of Directors
and Chief Executive Officer

San Diego, California

November 5, 2004

AXESSTEL, INC.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about November 5, 2004 to the stockholders of record of Axesstel, Inc. at the close of business on September 29, 2004. This Information Statement is being sent to you for informational purposes only. No action is requested or required on your part.

This Information Statement is furnished by the board of directors of Axesstel, Inc., a Nevada corporation. The terms “Axesstel, “we,” “us” or “our” refer to Axesstel, Inc., a Nevada corporation.

The Information Statement is being sent to stockholders of Axesstel to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, and to provide information to all stockholders in connection with an action by written consent taken on October 20, 2004 by certain stockholders collectively owning 53.1% of our outstanding shares as of the record date described below. Such action constitutes the approval and consent of stockholders representing a sufficient percentage of the total outstanding shares to approve the 2004 Equity Incentive Plan. Accordingly, the action will not be submitted to the other stockholders of our company for a vote. The approval will be effective 20 calendar days after the date this Information Statement is first mailed to our stockholders in accordance with Rule 14c-2(b) of the Exchange Act.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

The board of directors fixed the close of business on September 29, 2004 as the record date for the action by written consent and for determining the stockholders entitled to receive this Information Statement. As of the record date, there were 9,416,272 common shares outstanding. Each common share held as of the record date was entitled to one vote per share. We have no other voting securities outstanding. Because approval of the 2004 Equity Incentive Plan was obtained by written consent of the stockholders rather than at a duly called meeting of stockholders, the affirmative written consent of the holders of a majority of our outstanding common stock was required for such approval.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of August 31, 2004 by:

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our current directors and executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of beneficial ownership is based on 9,290,475 shares outstanding on August 31, 2004. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 2004 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information set forth in this table is presented as of August 31, 2004, and accordingly, does not reflect (i) the private placement on October 14, 2004 of 833,334 shares by us to private equity funds managed by ComVentures, a venture capital fund based in Palo Alto, California, or (ii) the additional shares of our common stock purchased by these funds from certain of the stockholders listed below in separate transactions of which we have been informed. To our knowledge, these funds affiliated with ComVentures purchased 500,000 shares from Wistron NeWeb Corporation and 500,000 shares from TBK Electronics Ltd.

	Shares of Common Stock Beneficially Owned
Name and Address(1)	Number	Percent
5% or Greater Stockholders:
Qualcomm, Inc. 5775 Morehouse Drive San Diego, CA 92121	605,183	6.5%
Wistron NeWeb Corporation(2) No. 10-1, Li-Hsin Road I Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.	1,000,000	10.8
Entities affiliated with Nikko Antfactory K.K.(3) Tokio Marine Building, 5th Floor Shinkan 1-2-1, Marunochi Chiyoda-ku, Tokyo 100-0005 Japan	934,000	9.5

	Shares of Common Stock Beneficially Owned
Name and Address(1)	Number	Percent
North America Venture Fund II, L.P.(4) 3945 Freedom Circle, #270, Santa Clara, CA 95054	500,000	5.1
Rich Capital Group, Inc. 43488 Laurel Glen Common Fremont, CA 94539	500,000	5.4
TBK Electronics Ltd. 601 Hanshin IT Tower, 235 Guro-Dong, Guro-Gu, Seoul, South Korea	646,346	7.2

Directors and Executive Officers:
Mike Kwon(5)	4,262,748	38.4%
Satoru Yukie(6)	1,252,367	11.9
Jin Yong (Jason) Kim(7)	614,161	6.3
David Morash(8)	135,000	1.5
John Chough(9)	267,282	2.8
Craig Hagopian(10)	166,295	1.8
Jai Bhagat	30,000	*
Harry Casari	3,000	*
Haydn Hsieh(2)	1,030,000	11.1
Eric Schultz	—	—
Seung Taik Yang	30,000	*
All current directors and executive officers as a group (10 persons)(11)	5,636,581	50.1

*	Represents beneficial ownership of less than 1%.

(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.

(2)	Haydn Hsieh is the President and Chief Executive Officer of Wistron and one of our directors. The 1,030,000 shares indicated next to Mr. Hsieh’s name consists of 1,000,000 shares held by Wistron and 30,000 held by Mr. Hsieh.

(3)	Includes (a) 217,000 shares and warrants to purchase 250,000 shares exercisable within 60 days of August 31, 2004 held by NC No. 7 Investment Enterprise Partnership and (b) 217,000 shares and warrants to purchase 250,000 shares exercisable within 60 days of August 31, 2004 held by NC No. 8 Investment Enterprise Partnership. Nikko Antfactory K.K. is the executive partner of both NC No. 7 Investment Enterprise Partnership and NC No. 8 Investment Enterprise Partnership. Kazunori Ozaki is Chief Executive Officer of Nikko Antfactory K.K., and exercises voting and investment control over these securities. Each of NC No. 7 Investment Enterprise Partnership and NC No. 8 Investment Enterprise Partnership will sell 275,000 shares in the offering.

(4)	North America Venture Fund II, L.P. did not respond to requests for information concerning its holdings or the individuals with voting and investment power over the shares held. We are aware that North America Venture Fund II, L.P. held 125,000 shares and a note immediately convertible into 375,000 shares on August 31, 2004.

(5)	Shares of common stock beneficially owned include 1,812,777 shares subject to options and warrants exercisable within 60 days of August 31, 2004.

(6)	Shares of common stock beneficially owned represent 1,252,367 shares subject to options and warrants exercisable within 60 days of August 31, 2004.

(7)	Shares of common stock beneficially owned include 511,280 shares subject to options exercisable within 60 days of August 31, 2004.

(8)	Shares of common stock beneficially owned include 41,667 shares subject to options exercisable within 60 days of August 31, 2004 and 10,000 shares held by a family trust for which Mr. Morash is the trustee.

(9)	Shares of common stock beneficially owned represent 267,282 shares subject to options exercisable within 60 days of August 31, 2004.

(10)	Shares of common stock beneficially owned represent 166,295 shares subject to options exercisable within 60 days of August 31, 2004.

(11)	Shares of common stock beneficially owned include, in the aggregate, 1,955,277 shares subject to options exercisable within 60 days of August 31, 2004.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of October 13, 2004:

Name	Age	Position
Mike H.P. Kwon	40	Chairman of the Board (Director) and Chief Executive Officer
David Morash	59	Director, President, Chief Operating Officer and Interim Chief Financial Officer
Lixin Cheng	38	Executive Vice President
Patrick Gray	43	Vice President, Operations and Controller
Alireza Saifi	29	Vice President, Finance
Jai Bhagat	57	Director
Harry Casari	68	Director
Haydn Hsieh	49	Director
Eric Schultz	43	Director
Seung Taik Yang	64	Director

Mike H.P. Kwon founded Axesstel California in July 2000, and has served as Chief Executive Officer and Chairman of the Board of Axesstel since August 2002, when Axesstel California became our subsidiary. Prior to founding Axesstel California, Mr. Kwon was the Vice President of Sales at Neopoint, Inc., a developer and manufacturer of Wireless Application Protocol-enabled handsets, from 1998 to 2000. Prior to Neopoint, Mr. Kwon founded Digital Line, Inc., a reseller of analog wireless phones and served as Chief Executive Officer from 1996 to 1998. Mr. Kwon holds a B.A. in Business Administration from Rutgers University.

David Morash joined us in January 2004 as Chief Operating Officer, and was appointed to our board of directors in March 2004. He was appointed to President in May 2004. Since August 2004, Mr. Morash has also served as Interim Chief Financial Officer. Prior to joining us, Mr. Morash served as Executive Vice President and Chief Financial Officer of REMEC, Inc. (Nasdaq: REMC), a telecommunications equipment company, from 2001 to 2003. From 2000 to 2001, Mr. Morash served as Executive Vice President and Chief Financial Officer at Wireless Knowledge, a San Diego-based joint venture between Qualcomm (Nasdaq: QCOM) and Microsoft (Nasdaq: MSFT). From 1994 to 2000, Mr. Morash was Executive Vice President and Chief Financial Officer of Safeskin Corporation, a medical supply company. Mr. Morash holds an M.B.A. from Columbia Graduate School of Business and a B.A. from Columbia College.

Lixin Cheng joined us in January 2004 as our Executive Vice President to oversee manufacturing, research and development, product management, marketing and sales. From 2001 to 2004, he served as Director of Business Management at Ericsson Wireless Communications Inc., a San Diego-based affiliate of Telefon AB Ericsson LM, a global provider of mobile wireless handsets. In such role, he was responsible for developing and managing Ericsson CDMA business activities in various markets in Japan, Korea, Europe, Middle East, Central Asia and Africa. Before moving to the United States in 2001, Mr. Cheng held the position of Vice President of Sales & Supply at Nanjing Ericsson Panda Communications Co., Ltd., a China-based affiliate of Ericsson. Mr. Cheng holds an M.B.A. in International Business Management from the International University of America in San Francisco and a B.S. in Information and Electronics Engineering from Zhejiang University in China.

Patrick Gray joined us in March 2004 as our Vice President, Operations and Controller. From 1996 to 2004, he performed various finance and accounting roles including serving as VP-Corporate Controller and VP-Controller of Global Operations at REMEC, Inc. Mr. Gray holds an M.B.A. from Pepperdine University and a B.S. in Business Administration with a concentration in accounting from California State University, Northridge.

Alireza Saifi joined us in July 2004 as Vice President, Finance. From 2003 to 2004, he was employed at Coffin Communications Group, an investor relations and communications consulting firm. During a portion of that time, Mr. Saifi advised us while Coffin Communications served as our investor relations firm. From 2002 to 2003, Mr. Saifi was a Principal at Halpern Capital, a research and investment banking firm, covering telecommunication, technology and special situation companies. From 2000 to 2001, Mr. Saifi was a principal strategy consultant in the global telecommunication practice of PA Consulting Group, an information technology and management consulting company. From 1998 to 2000, Mr. Saifi served as the founder and Chief Executive Officer of Geneserv.com, an Internet search and community portal company focused on distance learning and application sharing. From 1996 to 1998, Mr. Saifi was part of the research team at Deutsche Bank Securities (NYSE: DB), an investment bank, covering the mobile satellite service and enterprise resource applications sectors. Mr. Saifi holds a B.S. in Finance from Fordham University.

Jai Bhagat has served as one of our directors since September 2003. In 2000, he founded AIR2LAN, a broadband service provider, and currently serves as its Chairman. Prior to founding AIR2LAN, Mr. Bhagat co-founded SkyTel Communications, Inc., a wireless messaging services company, and served as its Vice Chairman and CEO prior to its acquisition by WorldCom in 1999. Mr. Bhagat also previously served as Chairman of “License Exempt” sector of Wireless Communications Association International, a national trade association representing the broadband wireless industry. Mr. Bhagat was on the Southern Governor’s Association Advisory Committee on Research, Development and Technology, and he was also recently appointed by the Governor of Mississippi to serve on Momentum Mississippi, a group formed by the Governor to help formulate a long-range economic development plan for Mississippi. Mr. Bhagat has served as Chairman and on the boards of both the Personal Communications Industry Association (PCIA), and American Mobile Satellite Corporation (now Motient), a company that designs networks. He currently serves on the boards of several wireless communications-based companies including: MeshNetworks, Inc., a mobile wireless Internet technology company; and JP Mobile, a Dallas, Texas-based company that designs and markets advanced messaging software and solutions for handheld devices and wireless communications devices. Mr. Bhagat holds an M.S. in Electrical Engineering from Howard University and a B.S. in Electrical Engineering from Bits Pilani in India.

Harry Casari has served as one of our directors since August 2004. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994, when he retired as a partner. Mr. Casari currently serves as Chairman of the board of directors of Meade Instruments Corporation (Nasdaq: MEAD), an optics and telescope manufacturer, and as a member of the board of directors of Cohu, Inc. (Nasdaq: COHU), a semiconductor equipment, television camera, metal detection instrumentation and microwave communications equipment manufacturer. Mr. Casari holds a B.S. in Business Administration from the University of Denver.

Haydn Hsieh has served as one of our directors since April 2004. Mr. Hsieh is currently the President and Chief Executive Officer of Wistron NeWeb Corporation. He is also the Chairman of Acer Enrich Technology Corp, a subsidiary of Acer Group, a Taiwanese information-technology company. He has held various positions within the Acer Group, a diversified provider of information technology services, since 1981. Mr. Hsieh holds an M.B.A. from National ChengChi University and a B.E.E. from Ta-Tung Institute of Technology.

Eric Schultz has served as one of our directors since August 2004. Mr. Schultz was a founding partner and has served since 2002 as Senior Partner of Quantia Partners, LLC, which provides capital and consulting to early-stage companies focused on mobile enterprise. Since 2003, Mr. Schultz also has served as Chairman and Chief Executive Officer of Quantia Communications, LLC, a convergent communications software provider and the first major investment project for Quantia Partners. Before founding Quantia Partners, Mr. Schultz was, from 2000 to 2002, the Chairman and Chief Executive Officer of Wireless Knowledge, a San Diego-based joint venture between Qualcomm and Microsoft. In 1989, Mr. Schultz founded the MESA Group, an e-mail/groupware migration provider, which he managed until its acquisition by Microsoft in 1998. From 1997 to 2000, Mr. Schultz was the Worldwide Director for Wireless Strategy and Sales and the Group Program Manager for Microsoft’s Enhanced Platform Product Unit. He founded Blossom Software, Inc. in 1986, which developed Lotus 1-2-3 aftermarket products providing graphics and desktop publishing capabilities that were ultimately bundled and integrated with Lotus 1-2-3. Mr. Schultz holds a B.A. in Biology and Computer Science from Harvard College.

Seung Taik Yang, Ph.D. has served as one of our directors since September 2003. Dr. Yang is currently the President of Tongmyong University of Information Technology in Busan, South Korea. From 2001 to 2002, he served as the Minister of Information and Communications for the Republic of Korea. Prior to serving as the

Minister of Information and Communications, Dr. Yang was a chair professor at Kwangwoon University and at the Information and Communications University. In 1998, he established the Information and Communications University and became its first President. Between 1992 and 1998, he was President of the Electronics and Telecommunications Research Institute, served as Commissioner of the Korean Communications Commission, and was a member of the Presidential Council for Science and Technology. From 1986 to 1992, he founded and was President of Korea Informatics Telesis, Inc. and Korea Telecomm International, both of which are telecommunication companies and subsidiaries of Korea Telecom. Dr. Yang holds a Ph.D. in Electrical Engineering from the Polytechnic Institute of Brooklyn, an M.S. in Electrical Engineering from Virginia Polytechnic Institute, and a B.S. in Electrical Engineering from Seoul National University in South Korea.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Until August 2004, our non-employee directors did not receive cash fees as compensation for their services. It has been our policy to reimburse our directors for their reasonable out-of-pocket travel expenditures. Beginning in August 2004, we began compensating our non-employee directors in the amount of $2,500 per calendar quarter.

The non-employee directors who joined our board prior to August 2004 were granted 30,000 restricted shares of our common stock when the director first joined our board. These grants vested as to one-third of the shares on the date of the first board meeting the director attended, and an additional one-third of the shares on each of the first and second anniversaries following the director’s first board meeting attended. Beginning in August 2004, new outside directors will receive 45,000 shares of restricted stock on the date of the appointment or election of such director to the board or upon a later date of acceptance. One-third of these shares will vest immediately, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving outside director will receive a fully-vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in the 2004 Equity Incentive Plan. Our board has also determined that Mr. Bhagat, Dr. Yang and Mr. Hsieh will each receive an additional 15,000 shares of restricted common stock vesting immediately as to one-third of the shares, and as to one-third of the shares on each of the first and second anniversaries of the date each such director joined our board. The restricted shares of common stock to be granted to each of our current outside directors will be granted on the effective date of the approval of our stockholders of our 2004 Equity Incentive Plan, but will vest as if they were granted on the date of the appointment or election of such director to the board or the later date of acceptance, if applicable. See “Approval of 2004 Equity Incentive Plan—Summary of the 2004 Equity Incentive Plan” below. All of the shares to be so granted will be treated for vesting purposes as if they had been granted on the date each such director first joined our board.

Executive Compensation

The following table sets forth all compensation awarded to our named executive officers for the fiscal years ended December 31, 2003, 2002 and 2001. Our named executive officers are, for any given year, our Chief Executive Officer and our four next most highly compensated officers.

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options / Warrants
Mike H.P. Kwon Chief Executive Officer	2003 2002 2001	$ $ $	243,000 160,000 121,513	$ $ $	60,000 — —	$ $ $	15,490 7,102 —	— 1,227,171 620,439
Satoru Yukie President (former)(2)	2003 2002	$ $	220,000 100,000	$ $	50,000 —	$ $	— —	— 1,294,367
Jin Yong (Jason) Kim Executive Vice President	2003 2002 2001	$ $ $	160,000 116,333 90,000	$ $ $	35,000 — —	$ $ $	7,489 — —	— 234,315 299,132
John Chough Chief Financial Officer (former)(3)	2003 2002 2001	$ $ $	100,000 90,000 75,000	$ $ $	15,000 — —	$ $ $	— — —	— 111,098 172,476
Craig Hagopian Chief Marketing Officer (former)(4)	2003 2002	$ $	160,000 100,000	$ $	— 25,000	$ $	— —	30,000 151,295

(1)	Other annual compensation consists of an automobile allowance.

(2)	Mr. Yukie resigned as our President effective May 7, 2004. Concurrent with Mr. Yukie’s resignation, Mr. Morash was appointed our President.

(3)	Mr. Chough resigned as our Chief Financial Officer effective July 27, 2004. Since Mr. Chough’s resignation, Mr. Morash has served as our Interim Chief Financial Officer.

(4)	Mr. Hagopian resigned as our Chief Marketing Officer effective April 30, 2004.

None of the individuals named in the table set forth above received any grants of options or stock appreciation rights during the year ended December 31, 2003.

During 2004, we hired the following executive officers: David Morash, our President, Chief Operating Officer and Interim Chief Financial Officer, whose annual salary is $180,000, and is expected to increase to $260,000 upon completion of this offering; Lixin Cheng, our Executive Vice President, whose annual salary is $167,000; Alireza Saifi, our Vice President, Finance, whose annual salary is $155,000; and Patrick Gray, our Vice President, Operations and Controller, whose annual salary is $130,000. In addition, each of these individuals are eligible to receive a bonus each year in accordance with our bonus plan. These individuals, together with Mike H.P. Kwon and Jin Yong (Jason) Kim, comprise our current executive officers.

Options

The following table sets forth information concerning unexercised options held by our executive officers as of December 31, 2003. None of the individuals named in the table exercised any options during the fiscal year ended December 31, 2003.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised in the Money Options at 12/31/03(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mike H.P. Kwon	1,786,651	60,959	$4,200,602	$115,822
Satoru Yukie	1,245,367	49,000	3,007,192	93,100
Jin Yong (Jason) Kim	494,655	38,792	1,130,491	73,705
John Chough	260,766	22,808	592,256	43,335
Craig Hagopian	163,795	17,500	362,651	33,250

(1)	Represents the difference between the $2.50 closing selling price of our common stock on the OTC Bulletin Board on December 31, 2003, and the exercise price(s) of the named executive officer’s options.

None of the named executive officers exercised any options during the year ended December 31, 2003.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

David Morash. We entered into a letter agreement, dated as of December 3, 2003, with Mr. Morash under which Mr. Morash is employed as our Chief Operating Officer. The letter agreement provides for a base salary of $180,000 and the grant of an option to purchase 500,000 shares of our common stock. The letter agreement also provides that Mr. Morash is eligible to participate in our executive level bonus plan. Mr. Morash’s employment is terminable at-will by us or by Mr. Morash for any reason, with or without notice. Mr. Morash has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Alireza Saifi. We entered into a letter agreement, dated as of July 8, 2004, with Mr. Saifi under which Mr. Saifi is employed as our Vice President, Finance. The letter agreement provides for a base salary of $155,000 and the grant of an option to purchase 150,000 shares of our common stock. Mr. Saifi’s employment is terminable at-will by us or by Mr. Saifi for any reason, with or without notice. Mr. Saifi has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Lixin Cheng. We entered into a letter agreement, dated as of December 22, 2003, with Mr. Cheng under which Mr. Cheng is employed as Executive Vice President. The letter agreement provides for a base salary of $167,000, the grant of 30,000 shares of our common stock and the grant of an option to purchase 200,000 shares of our common stock. Mr. Cheng’s employment is terminable at-will by us or by Mr. Cheng for any reason, with or without notice. Mr. Cheng has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Patrick Gray. We entered into a letter agreement, dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as Vice President, Operations and Controller. The letter agreement provides for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. Mr. Gray’s employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice. Mr. Gray has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Incentive Bonus Plan

Our board of directors adopted and approved the Incentive Bonus Plan for Employees of Axesstel, Inc., which we refer to as our Incentive Bonus Plan, in August 2004. Under the Incentive Bonus Plan, all of our employees and the employees of our subsidiaries who work for us for at least 180 consecutive days will be eligible for a yearly cash bonus. For each fiscal year, a bonus pool will be determined by our compensation committee using a formula pre-approved by our board of directors. For 2004, the bonus pool will be determined based upon a net adjusted earnings target to be determined by the board in its discretion. If the target is not met, the bonus pool will be zero. If the target is met, the bonus pool will be 20% of the first $2 million of net adjusted earnings, and 25% of any excess net adjusted earnings.

The total bonus pool will be divided on a percentage basis among levels of eligible employees, and each level will be assigned a pre-set percentage of the total bonus pool. The three levels established under the plan for 2004, and the percentages of the bonus pool assigned to each level are as follows: (1) 45% for executive, (2) 30% for middle management and corporate staff, and (3) 25% for engineering and research and development. Each year after 2004, the compensation committee will establish the pre-set level percentages in its discretion. The compensation committee will determine individual payments for the executive level, and management will determine individual payments for the remaining eligible employees.

Stock Incentive Plans

Prior Plans

Prior to the adoption of the 2004 Equity Incentive Plan described under “Approval of 2004 Equity Incentive Plan—Summary of the 2004 Equity Incentive Plan” below, our board adopted three stock option plans reserving a total of 2,893,842 shares. We refer to these plans as the Prior Plans. The Prior Plans were adopted on September 16, 2002 (911,671 shares), March 5, 2003 (982,171 shares) and September 29, 2003 (1,000,000 shares). Options with respect to 1,983,902 shares are outstanding under the Prior Plans as of October 13, 2004, and 826,607 shares remain available for future option grants at October 13, 2004. Each of these plans provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the Prior Plans vest quarterly over three years. Our board delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not however have authority to grant options to himself. In late 2002 and early 2003, the stock option committee issued options for 164,000 shares to certain employees at a price below fair market value to satisfy promises made to such employees. These grants were subsequently ratified by the full board of directors. After the effective date of the 2004 Equity Incentive Plan, no additional options will be granted under the Prior Plans.

Assumed Options and Warrants

We were founded in July 2000 as Axesstel, Inc., a California corporation, which we refer to as Axesstel California. In August 2002, we were acquired by Miracom Industries, Inc., a Nevada corporation, the stock of which was quoted on the OTC Bulletin Board. Immediately following the closing of the transaction, Miracom changed its name to Axesstel, Inc. and adopted our business plan as its exclusive business.

In connection with our acquisition of Axesstel California, we assumed stock options and warrants granted to employees, directors and consultants for an aggregate of 4,385,799 shares. All of these options and warrants remain outstanding as of October 13, 2004. The board of directors determined to accelerate the vesting of all outstanding options upon our assumption of those options.

APPROVAL OF 2004 EQUITY INCENTIVE PLAN

SUMMARY OF THE 2004 EQUITY INCENTIVE PLAN

The following paragraphs provide a summary of the principal features of the 2004 Equity Incentive Plan, which we refer to as the 2004 Plan, and its operation. Any shareholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at our principal offices at 6815 Flanders Drive, Suite 210, San Diego, CA 92121. The actual plan document is also available to the public from the SEC’s website at www.sec.gov, as Appendix A to the Definitive Schedule 14C filed with the SEC on or about November 5, 2004.

Description of the Plan

Background and Purpose of the 2004 Plan. The purpose of the 2004 Plan is to encourage ownership in our company by key personnel whose long-term service is considered essential to our continued progress, thereby linking these employees directly to shareholder interests through increased stock ownership. We currently have three active stock option plans approved by our board of directors. These plans approve a total of 2,893,842 shares for issuance under stock options. These plans are referred to below as the Prior Plans. Options with respect to 1,983,902 shares are outstanding under the Prior Plans as of October 13, 2004, and 826,607 shares remain available for future option grants at October 13, 2004. The board has determined that the Prior Plans will no longer be available for further option grants upon the effective date of the approval of our stockholders for the 2004 Plan. The effective date will be 20 calendar days after the date this Information Statement is mailed to our stockholders and is referred to below as the Approval Date.

Eligible Participants. Awards under the 2004 Plan may be granted to any of our employees, directors or consultants or those of our affiliates. As of the date of this Information Statement, there are approximately 69 full-time employees and seven directors who are eligible to participate. An incentive stock option may be granted under the 2004 Plan only to a person who, at the time of the grant, is an employee of our company or a related corporation.

Number of Shares of Common Stock Available Under the 2004 Plan. A total of 1,200,000 new shares of our common stock have initially been reserved for issuance under the 2004 Plan. In addition, because the Prior Plans will be terminated with respect to the availability of future option grants after the Approval Date, the pool of shares under the 2004 Plan will include:

•	shares of common stock available for issuance under the Prior Plans as of the Approval Date; and

•	shares of common stock that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full after the Approval Date.

The effect of establishing a pool of this nature is to merge into the 2004 Plan any shares available or which would otherwise in the future become available under the Prior Plans. The total plan reserve, including the new shares and shares currently reserved under the Prior Plans, cannot therefore exceed 4,093,842 shares, which represents the number of reserved but unissued shares under Prior Plans as of October 13, 2004, plus the new 1,200,000 share reserve. If an award is cancelled, terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled by less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2004 Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the board committee which administers the plan has discretion to adjust the number of shares available for issuance under the 2004 Plan and any outstanding awards as appropriate to reflect the stock dividend or other change. The share number, award type and price limitations included in the 2004 Plan will also adjust appropriately upon such event.

In addition, additional shares will be available under a provision providing that the number of shares that may be issued under the 2004 Plan will increase each year by the least of:

•	three percent of shares outstanding;

•	750,000 shares; or

•	a number determined by the board.

The maximum aggregate number of shares that may be issued under the 2004 Plan through the exercise of incentive stock options is 11,593,842.

Administration of the Plan. The 2004 Plan will be administered by the board or a committee of the board, which we refer to as the Committee. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the Committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms). Except to the extent prohibited by any applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the 2004 Plan.

Award Types

Options. A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under the 2004 Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant.

The fair market value of our common stock is determined as the average of the highest and lowest quoted sales prices for our common stock on the date the option is granted (or if no sales were reported that day, the last preceding day a sale occurred). As of September 29, 2004, the average of the highest and lowest quoted sales prices for our common stock was $3.02 per share. The administrator determines the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the option agreement or at the time of exercise of an option.

An option granted under the 2004 Plan generally cannot be exercised until it becomes vested. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. Stock awards are awards or issuances of shares of our common stock that vest in accordance with terms and conditions established by the administrator. Stock awards include stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of a share of common stock, payable in cash, property or other shares of stock. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria and level of achievement versus the criteria that the administrator determines. The criteria may be based on financial performance, personal performance evaluations and completion of service by the participant. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the awardee’s service with us for any reason, including death or disability.

In the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation either in cash, shares of our common stock with equivalent value, other property, or some combination of the foregoing, as determined by the administrator. The administrator determines the exercise price, term, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights terminate under the same rules that apply to stock options.

Cash Awards. Cash awards are awards that confer upon the participant the opportunity to earn future cash payments tied to the level of achievement with respect to one or more performance criteria established by the administrator for a performance period. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations. In the case of cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

Transferability of Awards. Unless the administrator determines otherwise, the 2004 Plan does not allow for the transfer of awards other than by beneficiary designation, will or by the laws of descent or distribution and only the participant may exercise an award during his or her lifetime.

Qualifying Performance Criteria. Qualifying Performance Criteria means any one of the performance criteria listed below, individually, alternatively or in any combination, applied to either us as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria.

Adjustments upon Merger or Change in Control. The 2004 Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board or the Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award, accelerate the vesting of options and stock appreciation rights, and terminate any restrictions on stock awards or cash awards or provide for the cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination of the 2004 Plan. The administrator has the authority to amend, alter or discontinue the 2004 Plan, subject to the approval of the stockholders, and no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the 2004 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Nonstatutory Stock Options. A participant who receives a nonstatutory stock option with an exercise price equal to the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by us.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, a restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Stock Appreciation Rights No taxable income is reportable when a stock appreciation right is granted to a participant or upon vesting. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Cash Awards. Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by us.

Tax Effect for our Company. Unless limited by Section 162(m) of the Code, we generally will be entitled to a tax deduction in connection with an award under the 2004 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a stock option).

Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The 2004 Plan is qualified such that awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2004 Plan provides that no employee may be granted more than 500,000 shares in any calendar year, except that in connection with his or her initial service, an awardee may be granted awards covering up to an additional 1,000,000 shares. The maximum amount payable pursuant to that portion of a cash award granted under the 2004 Plan for any fiscal year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed $5,000,000.

New Plan Benefits

The following table sets forth the number of awards that may be received by or allocated to each of the named individuals under the 2004 Plan in the future. The board has approved the following grants to take place upon the effective date of shareholder approval for the 2004 Plan. The Committee has discretion to issue additional awards to persons and classes of persons named below from time to time, subject to the terms and conditions of the 2004 Plan, but the amounts of such awards are not currently determinable. Other than as set forth in this table, we have no current plans, proposals or arrangements to grant any awards under the 2004 Plan.

Name and Position	Dollar Value ($)(1)	Number Units
Mike Kwon (2)		—
Satoru Yukie(3)		—
Jin Yong (Jason) Kim(4)		—
David Morash (5)		—
John Chough(6)		—
Craig Hagopian(7)		—
Jai Bhagat (8)	$45,300	15,000 shares of restricted stock
Harry Casari(8)	$135,900	45,000 shares of restricted stock
Haydn Hsieh (8)	$45,300	15,000 shares of restricted stock
Eric Schultz (8)	$135,900	45,000 shares of restricted stock
Seung Taik Yang (8)	$45,300	15,000 shares of restricted stock
Executive Group		—
Non-Executive Director Group	$407,700	135,000 shares of restricted stock
Non-Executive Officer Employee Group		—

(1)	Based on the $3.02 per share average of the highest and lowest quoted sales prices for our common stock on September 29, 2004.

(2)	Mr. Kwon is our Chairman and Chief Executive Officer

(3)	Mr. Yukie formerly served as our President and director.

(4)	Mr. Kim serves as our Executive Vice President.

(5)	Mr. Morash is our President, Chief Operating Officer, Interim Chief Financial Officer and a director.

(6)	Mr. Chough formerly served as our Chief Financial Officer

(7)	Mr. Hagopian formerly served as our Chief Marketing Officer

(8)	Each of Mr. Bhagat, Mr. Casari, Mr. Hsieh, Mr. Schultz and Dr. Yang are directors of our company

Beginning in August 2004, new outside directors will receive 45,000 shares of restricted stock on the date of the appointment or election of such director to the board or upon a later date of acceptance. One-third of these shares will vest immediately, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving outside director will receive a fully vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in the 2004 Plan. Our board has also determined that Mr. Bhagat, Dr. Yang and Mr. Hsieh will each receive an additional 15,000 shares of restricted common stock vesting immediately as to one-third of the shares, and as to one-third of the shares on each of the first and second anniversaries of the date of each such director joined our board. The restricted shares of common stock to be granted to each of our current outside directors will be granted on the effective date of the approval of our stockholders of our 2004 Plan, but will vest as if they were granted on the date of the appointment or election of such director to the board or upon the later date of acceptance, if applicable.

Equity Incentive Plans

The following table describes our equity compensation plans, which were established by resolutions of the Board of Directors, as of December 31, 2003:

Plan Category	Number of Shares Issued (a)		Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (c)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (b)) (d)
Equity compensation plans approved by our stockholders	—		2,068,959	(1)	$0.22	—
Equity compensation plans not approved by our stockholders	338,852	(3)	4,136,072	(2)	$0.69	1,610,808

(1)	Includes options to purchase 2,068,959 shares of common stock with a weighted average exercise price of $0.22 per share, all of which options were granted pursuant to the shareholder-approved 2001 Stock Option Plan of Axesstel California and assumed by the company in connection with the corporate combination agreement between Miracom and Axesstel California.

(2)	Includes (i) options to purchase 1,283,034 shares of common stock granted pursuant to the Company’s stock option plans established by the Board of Directors in September 2002, March 2003 and September 2003 with a weighted average exercise price of $1.39 per share; (ii) 320,000 shares of common stock subject to warrants issued to various consultants in 2002 and 2003 with a weighted average exercise price of $2.50 per share; and (iii) 200,000 shares of common stock subject to a warrant with an exercise price of $.60 per share issued to Jimmy Sung, our President and Chairman prior to our acquisition of Axesstel California, in September 2002 for services rendered. Also includes (i) 1,122,671 shares of common stock subject to a warrant issued to Mike HP Kwon with an exercise price of $0.07 per share, (ii) 1,210,367 shares of common stock subject to a warrant issued to Satoru Yukie with an exercise price of $0.07 per share, both of which warrants were assumed by the company in connection with the corporate combination agreement between Miracom and Axesstel California.

(3)	Includes (i) 9,622 shares of common stock at the price of $3.50 per share issued to a consultant pursuant to a settlement agreement in November 2003; (ii) 19,230 shares of common stock at the price of $1.30 per share issued to various employees in November 2003; (iii) 90,000 shares of common stock at the price of $2.80 per share issued to members of the Board of Directors in November 2003; (iv) 100,000 shares of common stock issued for services rendered to various consultants in September 2002; (v) 100,000 shares of common stock issued at the price of $3.00 per share to an employee in June 2003; and (v) 20,000 shares of common stock issued for services rendered to two legal consultants in Korea.

OTHER MATTERS

The Company knows of no other matters to be submitted.

By Order of the Board of Directors

Mike H.P. Kwon Chairman of the Board of Directors and Chief Executive Officer

San Diego, California

November 5, 2004

Appendix A

AXESSTEL, INC.

2004 EQUITY INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2. Definitions. As used herein, the following definitions shall apply:

“Administrator” shall mean the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

“Affiliate” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Applicable Laws” shall mean the requirements relating to the administration of stock plans under federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

“Award” shall mean, individually or collectively, a grant under the Plan of Options, Stock Awards, SARs, or Cash Awards.

“Awardee” shall mean a Service Provider who has been granted an Award under the Plan.

“Award Agreement” shall mean an Option Agreement, Stock Award Agreement, SAR Award Agreement, and/or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

“Award Transfer Program” shall mean any program instituted by the Administrator which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a bonus opportunity awarded under Section 13 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Change in Control” shall mean any of the following, unless the Administrator provides otherwise:

(i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(iii) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

(iv) the dissolution or liquidation of the Company,

(v) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or

(vi) any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Axesstel, Inc., a Nevada corporation, or its successor.

“Consultant” shall mean any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

“Director” shall mean a member of the Board.

“Dividend Equivalent” shall mean a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

“Employee” shall mean a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

“Fair Market Value” shall mean, unless the Administrator determines otherwise, as of any date, the average of the highest and lowest quoted sales prices for such Common Stock as of such date (or if no sales were reported on such date, the average on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

“Grant Date” shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” shall mean a right granted under Section 8 to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

“Participant” shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

“Plan” shall mean this Axesstel, Inc. 2004 Equity Incentive Plan.

“Prior Plans” shall mean the Company’s stock option pools approved by the Board on September 16, 2002, authorizing 911,671 Shares for issuance pursuant to stock options, March 5, 2003, authorizing 982,171 Shares for issuance pursuant to stock options, and September 29, 2003, authorizing 1,000,000 Shares for issuance pursuant to stock options.

“Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

“Related Corporation” shall mean any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company.

“Service Provider” shall mean an Employee, Director, or Consultant.

“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Award” shall mean an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

“Stock Appreciation Right” or “SAR” shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 12 of the Plan is designated as a SAR. The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the “SAR Agreement”).

“Stock Unit” shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

“10% Stockholder” shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

“Termination of Service” shall mean ceasing to be a Service Provider. However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

“Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3. Stock Subject to the Plan.

(a) Aggregate Limits.

(i) The number of Shares initially reserved for issuance under the Plan through Awards is 4,093,842 Shares, plus the additional Shares described in (ii) below. Such reserve shall consist of (A) the number of Shares available for issuance, as of the effective date of the Plan, under the Prior Plans, plus (B) those Shares that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full after the effective date of the Plan, plus (C) an additional increase of 1,200,000 Shares to be approved by the Company’s stockholders on the effective date of the Plan. Notwithstanding the foregoing, the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 11,593,842. The limitations of this Section 3(a)(i) shall be subject to the adjustments provided for in Section 15 of the Plan.

(ii) As of January 1 of each year, commencing with the year 2005, the maximum aggregate number of Shares that may be issued under the Plan through Awards shall automatically increase by a number equal to the lowest of (i) 3% of the total number of shares of Common Stock then outstanding, (ii) 750,000 shares of Common Stock or (iii) the number determined by the Board, subject to the adjustments provided for in Section 15 of the Plan.

(iii) Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available to grant under the Plan. Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for restricted Shares that are forfeited or repurchased. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) Limit. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 500,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 1,000,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates.

(ii) Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b-3.

(iv) Other Administration. The Board or a Committee may delegate to an authorized Officer or Officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Service Provider;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability, acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi) to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 16 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant;

(xi) to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xv) to implement an Award Transfer Program;

(xvi) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xvii) to determine whether Awards will be adjusted for Dividend Equivalents;

(xviii) to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xix) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xx) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award;

(xxi) to institute an Exchange Program; and

(xxii) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5. Eligibility. Awards may be granted to Service Providers of the Company or any of its Affiliates.

6. Term of Plan. The Plan shall become effective upon the effective date of approval of the Plan by stockholders of the Company. It shall continue in effect for a term of ten years from the later of the date the Plan or any amendment to add shares to the Plan is approved by stockholders of the Company unless terminated earlier under Section 16 of the Plan.

7. Term of Award. The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8. Options. The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. The per Share exercise price may also vary according to a predetermined formula. However, in the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(iii) Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, the per Share exercise price of an Option shall be determined by the Administrator but shall not be less than 85% (or 110% in the case of a person who owns on the date of grant of such Option, securities of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation) of the Fair Market Value of a share of Common Stock on the Grant Date.

(iv) Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option. Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, an Option awarded to anyone other than an Officer, Director or Consultant of the Company shall vest at a rate of at least 20% per year.

(d) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer;

(iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired upon the exercise of an Option, have been owned by the Participant for more than six months on the date of surrender or attestation and (B) have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

(v) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(vi) any combination of the foregoing methods of payment.

(e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

9. Incentive Stock Option Limitations.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Awardee’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Related Corporation is not so provided by statute or contract, an Awardee’s employment with the Company shall be deemed terminated on the first day immediately following such three month period of leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(d) Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under Section 671 of the Code and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(e) Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f) 10% Stockholder. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(g) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii) An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii) Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b) Effect of Termination of Service on Options.

(i) Generally. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant’s death or Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award

Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, upon Participant’s Termination of Service, other than due to death, Total and Permanent Disability, or cause, the Participant may exercise his or her Option (i) at any time on or prior to the date determined by the Administrator, which date shall be at least 30 days subsequent to the Participant’s termination date (but in no event later than the expiration of the term of such Option), and (ii) only to the extent that the Participant was entitled to exercise such Option on the termination date. In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii) Disability of Awardee. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, in the event of Participant’s Termination of Service due to his or her Total and Permanent Disability, the Participant may exercise his or her Option (i) at any time on or prior to the date determined by the Administrator, which date shall be at least six months subsequent to the termination date (but in no event later than the expiration date of the term of his or her Option), and (ii) only to the extent that the Participant was entitled to exercise such Option on the termination date. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s disability. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan

(iii) Death of Awardee. Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, in the event that the Participant dies prior to a Termination of Service, the Participant’s Option may be exercised by the Participant’s designated beneficiary (i) at any time on or prior to the date determined by the Administrator, which date shall be at least six months subsequent to the date of death (but in no event later than the expiration date of the term of his or her Option), and (ii) only to the extent that the Participant was entitled to exercise the Option at the date of death. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

11. Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, the purchase price for restricted Shares shall be determined by the Administrator, but shall not be less than 85% (or 100% in the case of a person who owns on the date of grant of such restricted stock, securities of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation) of the Fair Market Value of a share of Common Stock on the date of grant of such restricted stock.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding the foregoing, so long as the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968, restricted stock awarded to anyone other than an Officer, Director or Consultant of the Company shall vest at a rate of at least 20% per year.

Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c) Forfeiture. Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Service, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Participant.

(d) Rights as a Stockholder. Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a Participant holding Stock Units shall be entitled to receive dividend payments as if he or she was an actual stockholder.

12. Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

(a) Number of SARs. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(c) Exercise of SARs. SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) SAR Agreement. Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement. Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

(f) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in the amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, Shares of equivalent value, other property or in some combination thereof.

(g) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

13. Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a) Cash Award. Each Cash Award shall contain provisions regarding (i) the performance goal(s) and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

(b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d) Termination of Service. The Administrator shall have the discretion to determine the effect of a Termination of Service due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, (v) participation in a work force restructuring or (vi) otherwise shall have on any Cash Award.

14. Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

15. Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the price per Share subject to each such outstanding Award, and (iii) the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c) Change in Control. In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and SARs and terminate any restrictions on Stock Awards or Cash Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18. No Right to Awards or to Service. No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20. Inability to Obtain Authority. To the extent the Company is unable to or the Administrator deems that it is not feasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Notice. Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23. Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Nevada.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e) All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

24. Limitation on Liability. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25. Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan, effective as of                     .

Axesstel, Inc.,
a Nevada corporation

Date:	By:
Its: